EXHIBIT 99.1

       FBL Financial Group Announces Third Quarter 2007 Results

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Oct. 30, 2007--FBL
Financial Group, Inc. (NYSE:FFG):

Financial Highlights
(Dollars in thousands, except per share data)
----------------------------------------------------------------------
                                      Three months ended September 30,
                                            2007            2006
                                      --------------------------------
Net income applicable to common stock        $  16,462     $    20,669
Operating income applicable to common
 stock                                          24,389          22,585
Earnings per common share (assuming
 dilution):
     Net income                                   0.54            0.69
     Operating income                             0.81            0.76
----------------------------------------------------------------------

    FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income totaled $0.54 per common share ($16.5 million) for the quarter ended September 30, 2007, compared to $0.69 per common share ($20.7 million) in the year ago quarter.

    Operating Income(1). Diluted operating income increased seven percent to a record $0.81 per common share ($24.4 million) in the third quarter of 2007 from $0.76 per common share ($22.6 million) in the third quarter of 2006. Operating income differs from the GAAP measure, net income, in that it excludes the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives, a nonrecurring lawsuit settlement and the cumulative effect of changes in accounting principles. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

    Commenting on FBL's third quarter results, Chief Executive Officer Jim Noyce stated, "FBL Financial Group had another outstanding quarter, achieving record operating income per share of $0.81. Both Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company achieved strong sales levels, with premiums collected at our EquiTrust Life independent channel rebounding to $489.1 million, a 75 percent increase from the second quarter of 2007."

    Commenting on FBL's earnings outlook, Noyce added, "Based on our record year-to-date results, we expect to be at the high end of, or exceed, our 2007 operating income guidance range of $2.95 to $3.10 per common share." This earnings outlook is subject to volatility resulting from a number of factors, including mortality experience and investment results. Because realized gains or losses on investments and unrealized gains and losses on derivatives cannot reasonably be estimated, FBL Financial Group will no longer provide net income guidance, and going forward will only provide operating income guidance.

    Product Revenues Up. Premiums and product charges for the third quarter of 2007 increased six percent to $63.9 million from $60.3 million in the third quarter of 2006. Interest sensitive and index product charges increased eight percent due primarily to an increase in surrender charges on annuity and universal life products, while traditional life insurance premiums increased four percent.

    Premiums collected(2) in the third quarter of 2007 totaled $606.7 million compared to $741.7 million in the third quarter of 2006. Premiums collected from FBL's exclusive Farm Bureau Life distribution channel increased eight percent to $104.6 million in the third quarter of 2007, reflecting a 20 percent increase in variable sales, a seven percent increase in traditional and universal life insurance sales and a one percent decline in traditional annuity sales. Premiums collected from FBL's EquiTrust Life independent distribution channel totaled $489.1 million in the third quarter of 2007, consisting of $213.2 million of index annuities and $275.9 million of fixed rate annuities. This is a decline from third quarter 2006 levels, but a 75 percent increase from the second quarter of 2007.

    Investment Income. Net investment income in the third quarter of 2007 increased 14 percent to $157.0 million from $137.4 million in the third quarter of 2006. This increase is due to an increase in average invested assets resulting from inflows from Farm Bureau Life and EquiTrust Life and proceeds from the issuance of $100.0 million of senior notes in March 2007. The annualized yield earned on average invested assets, with securities at cost, was 6.06 percent for the nine months ended September 30, 2007, compared to 6.07 percent for the same period of 2006. The 2007 yield reflects a decrease in investment fee income, which includes income from bond calls, tender offers and mortgage loan prepayments and the reversal of net discount accretion on mortgage and asset-backed securities. Investment fee income totaled $0.7 million in the third quarter of 2007 compared to $3.4 million in the third quarter of 2006.

    Derivative Income. FBL's derivative income totaled $6.3 million in the third quarter of 2007, compared to $29.0 million in the third quarter of 2006. The decrease in derivative income reflects a decrease in the value of the underlying market indices on which call options supporting FBL's index annuity business are based. At the policy anniversary, gains from call options are passed on to the policyholder in the form of index credits.

    Realized/Unrealized Gains on Investments. In the third quarter of 2007, FBL recognized net realized/unrealized gains on investments of $3.9 million compared to a loss of $0.3 million in the third quarter of 2006. Third quarter 2007 realized/unrealized gains include net realized gains from sales of investments of $4.3 million and realized losses due to impairments of $0.4 million.

    Benefits and Expenses. Benefits and expenses totaled $213.8 million in the third quarter of 2007, compared to $201.9 million in the third quarter of 2006. This increase is primarily attributable to additional interest credited due to FBL's growing volume of annuity business. This increase was partially offset by a decrease in death benefits, which totaled $21.0 million in the third quarter of 2007 compared to $26.1 million in the third quarter of 2006.

    Operating Results by Segment. Consistent with prior quarters, the majority of FBL's operating earnings are attributable to the traditional annuity and traditional and universal life insurance segments. Further detail and results by segment are provided in FBL's financial supplement, which is available on FBL's website, www.fblfinancial.com.

    Assets Total $13.5 Billion. Total assets increased $1.3 billion to $13.5 billion at September 30, 2007, from $12.2 billion at December 31, 2006. At September 30, 2007, 96 percent of the fixed maturity securities in FBL's investment portfolio were investment grade debt securities. Exposure to subprime securities at September 30, 2007 consisted of three fixed rate "AAA" rated securities and totaled $28.8 million, which is 0.3% of total investments. Book value per common share totaled $29.82 at September 30, 2007, compared to $29.59 at December 31, 2006. Book value per share excluding accumulated other comprehensive income (loss)(3) increased eight percent to $30.85 at September 30, 2007, from $28.64 at December 31, 2006.

    Conference Call. FBL management will hold a conference call with investors to discuss third quarter 2007 results. The call will be held tomorrow, October 31, 2007, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's website, www.fblfinancial.com.

    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL's reports filed with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

    FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

                      FBL Financial Group, Inc.
            Consolidated Statements of Income (Unaudited)
            (Dollars in thousands, except per share data)

                         Three months ended       Nine months ended
                              Sept. 30,               Sept. 30,
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
REVENUES
 Interest sensitive and
  index product charges  $ 29,129    $ 26,935    $ 84,045    $ 78,744
 Traditional life
  insurance premiums       34,751      33,355     108,263     103,516
 Net investment income    157,016     137,378     461,560     388,730
 Derivative income          6,327      29,042      47,276      23,443
 Realized/unrealized
  gains (losses) on
  investments               3,932        (256)      6,544      11,570
 Other income               6,513       5,985      20,055      17,699
                       ----------- ----------- ----------- -----------
   Total revenues         237,668     232,439     727,743     623,702
BENEFITS AND EXPENSES
 Interest sensitive and
  index product
  benefits                132,194     125,348     343,827     266,728
 Traditional life
  insurance benefits       21,595      24,235      69,676      69,365
 Increase in
  traditional life
  future policy
  benefits                  8,840       5,991      28,069      25,296
 Distributions to
  participating
  policyholders             4,866       5,493      16,114      16,938
 Underwriting,
  acquisition and
  insurance expenses       36,198      32,749     129,842     121,691
 Interest expense           4,437       2,954      12,236       8,793
 Other expenses             5,675       5,173      17,371      16,236
                       ----------- ----------- ----------- -----------
   Total benefits and
    expenses              213,805     201,943     617,135     525,047
                       ----------- ----------- ----------- -----------
                           23,863      30,496     110,608      98,655
Income taxes               (7,904)     (9,807)    (37,251)    (32,872)
Minority interest in
 loss (earnings) of
 subsidiaries                   2           1          (3)       (125)
Equity income, net of
 related income taxes         538          16       1,102         484
                       ----------- ----------- ----------- -----------
Net income                 16,499      20,706      74,456      66,142
Dividends on Series B
 preferred stock              (37)        (37)       (112)       (112)
                       ----------- ----------- ----------- -----------
Net income applicable
 to common stock         $ 16,462    $ 20,669    $ 74,344    $ 66,030
                       =========== =========== =========== ===========

Earnings per common
 share - assuming
 dilution                $   0.54    $   0.69    $   2.46    $   2.21
                       =========== =========== =========== ===========

Weighted average common
 shares                29,731,529  29,433,576  29,680,584  29,348,473
Effect of dilutive
 securities               550,763     452,974     601,190     487,887
                       ----------- ----------- ----------- -----------
Weighted average common
 shares - diluted      30,282,292  29,886,550  30,281,774  29,836,360
                       =========== =========== =========== ===========

    (1) Reconciliation of Net Income to Operating Income (Unaudited)

    In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives, a nonrecurring lawsuit settlement and the cumulative effect of changes in accounting principles. FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the cumulative effect of change in accounting principles and lawsuit settlement in 2006 are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation of net income to operating income is provided in the following table (dollars in thousands, except per share data):

                                  Three months ended Nine months ended
                                      Sept. 30,          Sept. 30,
                                    2007      2006     2007     2006
                                  --------- -------- -------- --------

Net income applicable to common
 stock                             $16,462   $20,669 $74,344  $66,030
Adjustments:
  Net realized/unrealized (gains)
   losses on investments (a)        (2,393)       52  (4,712)  (7,729)
  Net change in unrealized
   gains/losses on derivatives (a)  10,320     1,864     699   (1,066)
  Cumulative effect of change in
   accounting principles                 -         -     283        -
  Lawsuit settlement (a)                 -         -       -    3,172
                                  --------- -------- -------- --------
Operating income applicable to
 common stock                      $24,389   $22,585 $70,614  $60,407
                                  ========= ======== ======== ========

Operating income per common share
 - assuming dilution               $  0.81   $  0.76 $  2.33  $  2.02
                                  ========= ======== ======== ========

    (a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to gains and losses on investments and derivatives.

    (2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

    (3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income (Loss) (Unaudited)

                                                    Sept. 30, Dec. 31,
                                                      2007      2006
                                                    --------- --------
Book value per share                                  $29.82    $29.59
Less: Accumulated other comprehensive income (loss)    (1.03)     0.95
                                                    --------- --------
Book value per share,
excluding accumulated other comprehensive income
 (loss)                                               $30.85    $28.64
                                                    ========= ========

    Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled a loss of $30.7 million at September 30, 2007 and income of $28.2 million at December 31, 2006. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

                      FBL Financial Group, Inc.
          Condensed Consolidated Balance Sheets (Unaudited)
                        (Dollars in thousands)

                                                Sept. 30,   Dec. 31,
                                                  2007        2006
                                               ----------- -----------
Assets
   Investments                                 $10,755,021 $ 9,782,626
   Cash and cash equivalents                       170,117     112,292
   Deferred policy acquisition costs               944,163     827,720
   Deferred sales inducements                      295,478     226,647
   Other assets                                    429,156     440,350
   Assets held in separate accounts                865,557     764,377
                                               ----------- -----------
      Total assets                             $13,459,492 $12,154,012
                                               =========== ===========

Liabilities and stockholders' equity
   Policy liabilities and accruals             $10,457,172 $ 9,474,599
   Other policyholders' funds                      592,472     562,844
   Debt                                            316,912     218,399
   Other liabilities                               329,918     252,935
   Liabilities related to separate accounts        865,557     764,377
                                               ----------- -----------
      Total liabilities                         12,562,031  11,273,154

Minority interest in subsidiaries                      143         138

Stockholders' equity                               897,318     880,720
                                               ----------- -----------
   Total liabilities and stockholders' equity  $13,459,492 $12,154,012
                                               =========== ===========

Common Shares Outstanding                       29,986,157  29,661,652
                                               =========== ===========

    FFG-1


    CONTACT: FBL Financial Group, Inc.
             Kathleen Till Stange, Investor Relations Vice President,
             515-226-6780
             Kathleen.TillStange@FBLFinancial.com